Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

TNP Strategic Retail Trust, Inc.:

We have audited the accompanying consolidated balance sheets of TNP Strategic Retail Trust, Inc. and subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, equity, and cash flows for the years ended December 31, 2010 and 2009, and for the period from September 18, 2008 (date of inception) through December 31, 2008. In connection with our audits of the consolidated financial statements, we have also audited financial statement schedule III. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TNP Strategic Retail Trust, Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the years ended December 31, 2010 and 2009, and for the period from September 18, 2008 (date of inception) through December 31, 2008, in conformity with U.S. generally accepted accounting principles. Additionally, in our opinion, the related financial statement schedule III, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Irvine, California

March 31, 2011, except for Notes 8 and 16, as to which

the date is October 17, 2011

TNP STRATEGIC RETAIL TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2010	December 31, 2009
ASSETS
Investments in real estate
Land	$20,444,000	$3,080,000
Building and improvements	24,675,000	6,124,000
Tenant improvements	1,723,000	656,000

	46,842,000	9,860,000

Accumulated depreciation	(1,045,000)	(28,000)

Total investments in real estate, net	45,797,000	9,832,000

Cash and cash equivalents	1,486,000	1,106,000
Prepaid expenses and other assets	674,000	360,000
Accounts receivable, net of allowance for doubtful accounts of $147,000 and $0	563,000	11,000
Acquired lease intangibles, net	8,125,000	2,617,000

Deferred costs
Organization and offering	1,571,000	1,425,000
Financing fees, net	673,000	254,000

Total deferred costs, net	2,244,000	1,679,000

TOTAL	$58,889,000	$15,605,000

LIABILITIES AND EQUITY
LIABILITIES
Accounts payable and accrued expenses	$782,000	$326,000
Amounts due to affiliates	1,812,000	1,489,000
Other liabilities	383,000	12,000
Notes payable	39,164,000	10,490,000
Acquired below market lease intangibles, net	2,592,000	—

Total liabilities	44,733,000	12,317,000

COMMITMENTS AND CONTINGENCIES

EQUITY
Stockholders’ equity
Preferred stock, $0.01 par value per share; 50,000,000 shares authorized; none issued and outstanding
Common stock, $0.01 par value per share; 400,000,000 shares authorized; 2,382,317 issued and outstanding at December 31, 2010, 524,752 issued and outstanding at December 31, 2009	24,000	5,000
Additional paid-in capital	20,792,000	4,512,000
Accumulated deficit	(6,657,000)	(1,231,000)

Total stockholders’ equity	14,159,000	3,286,000
Non-controlling interest	(3,000)	2,000
Total equity	14,156,000	3,288,000

TOTAL	$58,889,000	$15,605,000

See accompanying notes to consolidated financial statements

TNP STRATEGIC RETAIL TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2010	Year Ended December 31, 2009	Period from September 18, 2008 (date of inception) through December 31, 2008
Revenue:
Rental	$4,633,000	$123,000	$—
Other	—	5,000	—

	4,633,000	128,000	—

Expense:
Operating and maintenance	2,014,000	112,000	—
General and administrative	1,730,000	658,000	—
Depreciation and amortization	2,024,000	44,000	—
Acquisition expenses	1,353,000	408,000	—
Interest expense	2,009,000	119,000	—

	9,130,000	1,341,000	—

Loss before other income (expense) and discontinued operations	(4,497,000)	(1,213,000)	—
Other income and expense:
Interest income	4,000	2,000	—

Loss before discontinued operations	(4,493,000)	(1,211,000)	—
Income from discontinued operations	101,000	11,000	—

Net loss	$(4,392,000)	$(1,200,000)	$—

Net loss attributable to non-controlling interests	5,000	—	—

Net loss attributable to common stockholders	$(4,387,000)	$(1,200,000)	—

Net earnings (loss) per share – basic and diluted
Continuing operations	$(3.03)	$(17.29)	—
Discontinued operations	$0.07	$0.15	—
Weighted average number of common shares outstanding — basic and diluted	1,483,179	71,478	22,222

TNP STRATEGIC RETAIL TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

	Number of Shares	Par Value	Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Equity	Non- controlling Interest	Total Equity
BALANCE — September 18, 2008 (date of inception)	—	$—	$—	$—	$—	$—	$—
Issuance of common stock	22,222	—	200,000	—	200,000	—	200,000
Contributions from non-controlling interest	—	—	—	—	—	2,000	2,000

BALANCE — December 31, 2008	22,222	—	200,000	—	200,000	2,000	202,000
Issuance of common stock	486,815	5,000	4,797,000	—	4,802,000	—	4,802,000
Offering costs	—	—	(542,000)	—	(542,000)	—	(542,000)
Issuance of vested and non-vested restricted common stock	15,000	—	135,000	—	135,000	—	135,000
Deferred stock compensation	—	—	(85,000)	—	(85,000)	—	(85,000)
Issuance of common stock under DRIP	715	—	7,000	—	7,000	—	7,000
Distributions	—	—	—	(31,000)	(31,000)	—	(31,000)
Net loss	—	—	—	(1,200,000)	(1,200,000)	—	(1,200,000)

BALANCE — December 31, 2009	524,752	$5,000	$4,512,000	$(1,231,000)	$3,286,000	$2,000	$3,288,000
Issuance of common stock	1,851,200	19,000	18,309,000	—	18,328,000	—	18,328,000
Share redemptions	(30,200)	—	(302,000)	—	(302,000)	—	(302,000)
Offering costs	—	—	(2,081,000)	—	(2,081,000)	—	(2,081,000)
Issuance of vested and non-vested restricted common stock	7,500	—	68,000	—	68,000	—	68,000
Deferred stock compensation	—	—	10,000	—	10,000	—	10,000
Issuance of common stock under DRIP	29,065	—	276,000	—	276,000	—	276,000
Distributions	—	—	—	(1,039,000)	(1,039,000)	—	(1,039,000)
Net loss	—	—	—	(4,387,000)	(4,387,000)	(5,000)	(4,392,000)

BALANCE — December 31, 2010	2,382,317	$24,000	$20,792,000	$(6,657,000)	$14,159,000	$(3,000)	$14,156,000

See accompanying notes to consolidated financial statements

TNP STRATEGIC RETAIL TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2010	Year Ended December 31, 2009	Period from September 18, 2008 (date of inception) through December 31,
Cash flows from operating activities:
Net loss	$(4,392,000)	$(1,200,000)	$—
Adjustment to reconcile net loss to net cash used in operating activities:
Amortization of deferred financing costs and note payable premium/discount	364,000	39,000	—
Depreciation and amortization	2,075,000	46,000	—
Allowance for doubtful accounts	147,000	—	—
Stock based compensation	78,000	50,000	—
Amortization of above and below market leases	(129,000)	4,000	—
Changes in assets and liabilities, net of acquisitions:			—
Lease intangible asset	(50,000)	—	—
Accounts receivable	(607,000)	(10,000)	(1,000)
Amounts due to affiliates	221,000	64,000	—
Prepaid expenses and other assets	102,000	(360,000)	—
Accounts payable and accrued expenses	327,000	308,000	—
Other liabilities	286,000	12,000	—
Prepaid rent	204,000	—	—

Net cash used in operating activities	(1,374,000)	(1,047,000)	(1,000)

Cash flows from investing activities:
Investments in real estate	(12,732,000)	(9,861,000)	—
Acquired lease intangibles	(6,681,000)	(2,639,000)	—
Acquired below market lease	2,890,000	—	—

Net cash used in investing activities	(16,523,000)	(12,500,000)	—

Cash flows from financing activities:
Proceeds from issuance of common stock	18,328,000	4,802,000	200,000
Redemption of stock	(302,000)	—	—
Distributions	(645,000)	(6,000)	—
Contributions from noncontrolling interests	—	—	2,000
Payment of offering costs	(2,125,000)	(542,000)	—
Proceeds from notes and loan payables	22,293,000	11,126,000	—
Repayment of notes and loan payable	(18,524,000)	(636,000)	—
Payment of deferred financing costs	(748,000)	(292,000)	—

Net cash provided by financing activities	18,277,000	14,452,000	202,000

Net increase in cash and cash equivalents	380,000	905,000	201,000
Cash and cash equivalents — Beginning of the period	1,106,000	201,000	—

Cash and cash equivalents — End of the period	$1,486,000	$1,106,000	$201,000

Supplemental disclosure of non-cash financing activities:
Deferred organization and offering costs due to affiliates	$146,000	$1,425,000	$—
Issuance of common stock under the DRIP	$276,000	$7,000	$—
Accrued tenant improvements	$11,000	$—	$—
Loans assumed upon investments in real estate	$25,140,000	$—	$—
Distributions declared but not paid	$136,000	$18,000	$—
Cash paid for interest	$1,920,000	$22,000	$—

See accompanying notes to consolidated financial statements

TNP Strategic Retail Trust, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2010 and 2009, and the period from September 18, 2008 (date of inception) through December 31, 2008

1.	Organization

TNP Strategic Retail Trust, Inc. (the “Company”) was formed on September 18, 2008 as a Maryland corporation and has elected to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) commencing in the taxable year ended December 31, 2009. The Company was organized primarily to acquire income-producing retail properties located in the Western United States, and other real estate assets. As discussed in Note 6, the Company was initially capitalized by the purchase of common stock by Thompson National Properties, LLC (“Sponsor”) on October 16, 2008. The Company’s fiscal year end is December 31.

On November 4, 2008, the Company filed a registration statement on Form S-11 with the Securities and Exchange Commission (the “SEC”) to offer a maximum of 100,000,000 shares of its common stock to the public in its primary offering and 10,526,316 shares of its common stock pursuant to its distribution reinvestment plan (the “Offering”). On August 7, 2009, the SEC declared the Offering effective and the Company commenced its Offering. The Company is offering shares to the public in its primary offering at a price of $10.00 per share, with discounts available for certain purchasers, and to its stockholders pursuant to its distribution reinvestment plan at a price of $9.50 per share. Pursuant to the terms of the Company’s Offering, the Company was required to deposit all subscription proceeds in escrow pursuant to the terms of an escrow agreement with CommerceWest Bank, N.A. until the Company received subscriptions aggregating at least $2,000,000. On November 12, 2009, the Company achieved the minimum offering amount of $2,000,000 and offering proceeds were released to the Company from the escrow account. As of December 31, 2010 and 2009, the Company had accepted investors’ subscriptions for, and issued 2,390,017 and 509,752 shares of the Company’s common stock, including shares issued pursuant to the distribution reinvestment plan, resulting in gross offering proceeds of $23,613,000 and $5,009,000, respectively.

The Company intends to use the net proceeds from the Offering primarily to acquire retail properties. The Company may also make or acquire first mortgages or second mortgages, mezzanine loans, preferred equity investments and investments in common stock of private real estate companies and publicly traded real estate investment trusts, in each case provided that the underlying real estate meets the Company’s criteria for direct investment. The Company may also invest in any real properties or other real estate-related assets that, in the opinion of the Company’s board of directors, meets the Company’s investment objectives. As of December 31, 2010, the Company, through wholly owned subsidiaries, had acquired four multi-tenant retail properties encompassing 408,983 rentable square feet (see Note 3, Investments in Real Estate).

On August 13, 2009, the Company’s board of directors approved a monthly cash distribution of $0.05625 per common share, which represents an annualized distribution of $0.675 per share. The commencement of the distribution was subject to the Company having achieved minimum offering proceeds of $2,000,000, and the Company’s identification and completion of an asset acquisition. On November 12, 2009, the Company achieved the minimum offering amount $2,000,000, and on November 19, 2009 the Company completed its first asset acquisition. On May 11, 2010, the board of directors of the Company authorized an increase to the Company’s previously declared monthly cash distribution from $0.05625 to $0.05833 per share of the Company’s common stock, contingent upon the closing of the acquisition of the Waianae Property (as defined below). The new monthly distribution amount represents an annualized distribution of $0.70 per share of the Company’s common stock and commenced in the calendar month following the closing of the Company’s acquisition of the Waianae Property. The Company closed on the Waianae Property on June 4, 2010, as such the new monthly distribution rate began to accrue effective July 1, 2010. For the years ended December 31, 2010 and 2009, the Company had paid an aggregate of $645,000 and $6,000 in distributions to the Company’s stockholders.

The Company’s advisor is TNP Strategic Retail Advisor, LLC (“Advisor”), a Delaware limited liability company. Subject to certain restrictions and limitations, Advisor is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making acquisitions and investments on behalf of the Company.

The Company is the sole general partner of its operating partnership, TNP Strategic Retail Operating Partnership, LP, a Delaware limited partnership (the “OP”), and as of December 31, 2010 and 2009, the Company owned 99.96% and 99.8%, respectively, of the limited partnership interest in the OP. As of December 31, 2010 and 2009, Advisor owned a 0.04% and 0.2%, respectively, of the limited partnership interest in the OP and TNP Strategic Retail OP Holdings, LLC, a Delaware limited liability company (“TNP OP”), is a special limited partner in the OP.

Substantially all of the Company’s business is conducted through the OP. The initial limited partners of the OP were Advisor and TNP OP. Advisor has invested $1,000 in the OP in exchange for common units and TNP OP has invested $1,000 in the OP and has been issued a separate class of limited partnership units (the “Special Units”). As the Company accepts subscriptions for shares, it transfers substantially all of the net proceeds of the Offering to the OP as a capital contribution. The partnership agreement of the OP provides that the OP will be operated in a manner that will enable the Company to (1) satisfy the requirements for being classified as a REIT for tax purposes, (2) avoid any federal income or excise tax liability, and (3) ensure that the OP will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code, which classification could result in the OP being taxed as a corporation, rather than as a partnership. In addition to the administrative and operating costs and expenses incurred by the OP in acquiring and operating real properties, the OP will pay all of the Company’s administrative costs and expenses, and such expenses will be treated as expenses of the OP.

2.	Summary of Significant Accounting Policies

Consolidation

Due to the Company’s control of the OP through its sole general partner interest and the limited rights of the limited partner interest, the Company consolidates its OP and limited partner interests not held by the Company which are reflected as non controlling interest in the accompanying financial statements. The Company’s consolidated financial statements include its accounts and the accounts of its subsidiaries, the OP, TNP SRT Moreno Marketplace, LLC, TNP SRT Waianae Mall, LLC, TNP SRT Northgate Plaza Tucson, LLC, TNP SRT Northgate Plaza Tucson Holdings, LLC, TNP SRT San Jacinto, LLC, and TNP SRT Secured Holdings, LLC. All intercompany profits, balances and transactions are eliminated in consolidation.

Under accounting principles generally accepted in the United States of America (“GAAP”), the Company’s consolidated financial statements also include the accounts of its consolidated subsidiaries and joint ventures in which the Company is the primary beneficiary, or in which the Company has a controlling interest. In determining whether the Company has a controlling interest in a joint venture and the requirement to consolidate the accounts of that entity, the Company’s management considers factors such as an entity’s purpose and design and the Company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance, ownership interest, board representation, management representation, authority to make decisions, and contractual and substantive participating rights of the partners/members as well as whether the entity is a variable interest entity in which it will absorb the majority of the entity’s expected losses, if they occur, or receive the majority of the expected residual returns, if they occur, or both.

Allocation of Real Property Purchase Price

The Company accounts for all acquisitions in accordance with GAAP. The Company first determines the value of the land and buildings utilizing an “as if vacant” methodology. The Company then assigns a fair value to any debt assumed at acquisition. The balance of the purchase price is allocated to tenant improvements and identifiable intangible assets or liabilities. Tenant improvements represent the tangible assets associated with the existing leases valued on a fair value basis at the acquisition date prorated over the remaining lease terms. The tenant improvements are classified as an asset under real estate investments and are depreciated over the remaining lease terms. Identifiable intangible assets and liabilities relate to the value of in-place operating leases which come in three forms: (1) leasing commissions and legal costs, which represent the value associated with “cost avoidance” of acquiring in-place leases, such as lease commissions paid under terms generally experienced in the Company’s markets; (2) value of in-place leases, which represents the estimated loss of revenue and of costs incurred for the period required to lease the “assumed vacant” property to the occupancy level when purchased; and (3) above or below market value of in-place leases, which represents the difference between the contractual rents and market rents at the time of the acquisition, discounted for tenant credit risks. The value of in-place leases are recorded in acquired lease intangibles and amortized over the remaining lease term. Above or below market leases are classified in acquired lease intangibles, net or in other liabilities, depending on whether the contractual terms are above or below market. Above market leases are amortized as a decrease to rental revenue over the remaining non-cancelable terms of the respective leases and below market leases are amortized as an increase to rental revenue over the remaining initial lease term and any fixed rate renewal periods, if applicable.

When the Company acquires real estate properties, the Company allocates the purchase price to the components of these acquisitions using relative fair values computed using its estimates and assumptions. Acquisition costs are expensed as incurred. These estimates and assumptions impact the amount of costs allocated between various components as well as the amount of costs assigned to individual properties in multiple property acquisitions. These allocations also impact depreciation expense and gains or losses recorded on future sales of properties.

Real Property

Costs related to the development, redevelopment, construction and improvement of properties are capitalized. Interest incurred on development, redevelopment and construction projects is capitalized until construction is substantially complete.

Maintenance and repair expenses are charged to operations as incurred. Costs for major replacements and betterments, which include heating, ventilating, and air conditioning equipment, roofs, and parking lots, are capitalized and depreciated over their estimated useful lives. Gains and losses are recognized upon disposal or retirement of the related assets and are reflected in earnings.

Property is recorded at cost and is depreciated using a straight-line method over the estimated useful lives of the assets as follows:

Years
Buildings and improvements	5-48 years
Exterior improvements	10-20 years
Equipment and fixtures	5-10 years

Revenue Recognition

The Company recognizes rental income on a straight-line basis over the term of each lease. Rental income recognition commences when the tenant takes possession or controls the physical use of the leased space. The difference between rental income earned on a straight-line basis and the cash rent due under the provisions of the lease agreements is recorded as deferred rent receivable and is included as a component of accounts receivable in the accompanying consolidated balance sheets. The Company anticipates collecting these amounts over the terms of the leases as scheduled rent payments are made. Reimbursements from tenants for recoverable real estate taxes and operating expenses are accrued as revenue in the period the applicable expenditures are incurred. Lease payments that depend on a factor that does not exist or is not measurable at the inception of the lease, such as future sales volume, would be contingent rentals in their entirety and, accordingly, would be excluded from minimum lease payments and included in the determination of income as they are earned.

Valuation of Accounts Receivable

The Company has taken into consideration certain factors that require judgments to be made as to the collectability of receivables. Collectability factors taken into consideration are the amounts outstanding, payment history and financial strength of the tenant, which taken as a whole determines the valuation.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Organization and Offering Costs

Organization and offering costs of the Company (other than selling commissions and the dealer manager fee) are initially being paid by Advisor and its affiliates on the Company’s behalf. Such costs include legal, accounting, printing and other offering expenses, including marketing, salaries and direct expenses of certain of Advisor’s employees and employees of Advisor’s affiliates and others. Pursuant to the advisory agreement with Advisor, the Company is obligated to reimburse Advisor or its affiliates, as applicable, for organization and offering costs associated with the Offering, provided that Advisor is obligated to reimburse the Company to the extent organization and offering costs, other than selling commissions and dealer manager fees, incurred by the Company exceed 3.0% of the gross offering proceeds from the Offering. Any such reimbursement will not exceed actual expenses incurred by Advisor. Prior to raising the minimum offering amount of $2,000,000 on November 12, 2009, the Company had no obligation to reimburse Advisor or its affiliates for any organization and offering costs.

All offering costs, including sales commissions and dealer manager fees are recorded as an offset to additional paid-in-capital, and all organization costs are recorded as an expense when the Company has an obligation to reimburse the Advisor.

As of December 31, 2010 and 2009, organization and offering costs incurred by Advisor on the Company’s behalf were $2,265,000 and $1,579,000, respectively. Such costs are payable by the Company to the extent that organization and offering costs, other than selling commissions and dealer manager fees, do not exceed 3.0% of the gross proceeds of the Offering. As of December 31, 2010 and 2009, organization and offering costs did exceed 3.0% of the gross proceeds of the Offering, thus the amount in excess of 3.0%, or $1,571,000 and $1,425,000, respectively, were deferred.

Impairment

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Generally, a provision for impairment is recorded if estimated future operating cash flows (undiscounted and without interest charges) plus estimated disposition proceeds (undiscounted) are less than the current book value of the property. Key inputs that the Company estimate in this analysis include projected rental rates, capital expenditures and property sales capitalization rates. Additionally, a property classified as held for sale is carried at the lower of carrying cost or estimated fair value, less estimated cost to sell. Based on the Company’s review, no provisions for impairment were recorded by the Company in 2010 or 2009.

Income Taxes

The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing in the taxable year ended December 31, 2009. The Company believes that it operates in such a manner as to qualify for treatment as a REIT for federal income tax purposes. The Company generally will not be subject to federal corporate income tax to the extent it distributes its REIT taxable income to its stockholders, so long as it distributes at least 90% of its REIT taxable income (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). REITs are subject to a number of other organizational and operations requirements. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.

Cash and Cash Equivalents

Cash and cash equivalents represents current bank accounts and other bank deposits free of encumbrances and having maturity dates of three months or less from the respective dates of deposit. As of December 31, 2010, the Company had $526,000 in excess of federally insured limits in a money market account. The Company limits cash investments to financial institutions with high credit standing; therefore, the Company believes it is not exposed to any significant credit risk in cash.

Recent Accounting Pronouncements

In December 2010, the Financial Accounting Standards Board issued Accounting Standards Update, No. 2010-29, Business Combinations (Topic 805), Disclosure of Supplementary Pro Forma Information for Business Combinations. Effective for periods beginning after December 15, 2010, ASUC No. 2010-29 specifies that if a public entity enters into business combinations that are material on an individual or aggregate basis and presents comparative financial statements, the entity must present pro forma revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. ASU No. 2010-29 only applies to disclosures in Note 3 related to acquisitions and is not expected to have a significant impact on the Company’s footnote disclosures.

3.	Investments in Real Estate

As of December 31, 2010, the Company had completed four acquisitions of real properties for an aggregate purchase price of $53,326,000 comprised of 408,983 leasable square feet.

The following table presents certain additional information about our properties as of December 31, 2010:

Property	Property Location	Property Leasable Sq Ft	% of Leasable Sq Ft	Date Acquired	Purchase Price	Annualized Base Rent (1)	% of Annualized Base Rent	Occupancy (2)	Annual Rent Per Leased Sq Ft (3)
Moreno Marketplace	Moreno Valley, CA	78,743	19.3%	11/19/2009	$12,500,000	$1,092,000	20.3%	75.7%	$18.5
Waianae Mall	Waianae, HI	170,275	41.6	6/4/2010	25,688,000	2,876,000	53.6	85.2%	$19.8
Northgate Plaza	Tucson, AZ	103,492	25.3	7/6/2010	8,050,000	753,000	14.0	92.0%	$7.9
San Jacinto	San Jacinto, CA	56,473	13.8	8/11/2010	7,088,000	647,000	12.1	70.9%	$16.2

Total		408,983	100%		$53,326,000	$5,368,000	100%	83.0%	$15.8

(1)	Annualized base rent is based on contractual base rent from leases in effect as of December 31, 2010.
(2)	Occupancy includes all leased space of the respective acquisition including master leases.
(3)	Average annual rent per leased square foot based on leases in effect as of December 31, 2010.

2010 Property Acquisitions

During the year ended December 31, 2010, the Company acquired three multi-tenant retail and commercial properties: the Waianae Mall (the “Waianae Property”), located in Oahu, HI, on June 4, 2010; Northgate Plaza (the “Northgate Property”), located in Tucson, AZ, on July 6, 2010; and San Jacinto Esplanade (the “San Jacinto Property”), located in San Jacinto, CA, on August 11, 2010 (collectively, the “2010 Acquisitions”). The Company purchased the 2010 Acquisitions for an aggregate purchase price of $40,826,000, plus closing costs. The Company financed the 2010 Acquisitions with net proceeds from the Offering and through the assumption of $25,140,000 in notes payable and the drawdown of $8,500,000 from the Company’s revolving credit agreement (the “Credit Agreement”), with KeyBank National Association (“KeyBank”), as discussed in Note 7 . The Company expensed $1,353,000 of acquisition costs related to the 2010 Acquisitions.

The purchase price of the 2010 Acquisitions were allocated as follows:

Land	$17,364,000
Building and improvements	18,545,000
Tenant improvements	929,000

$36,838,000
Acquired lease intangibles	6,608,000
Acquired below market lease intangibles	(2,890,000)
Premium on assumed debt	345,000
Discount on assumed debt	(75,000)

$40,826,000

The estimated useful lives for the acquired lease intangibles range from approximately one month to 19.1 years. As of the date of the 2010 Acquisitions, the weighted-average amortization period for acquired lease intangibles and acquired below market leases were 7.7 years and 6.5 years, respectively.

As part of the San Jacinto Property acquisition, the Company acquired approximately $71,000 of accounts receivable. The gross amount of the acquired receivables is deemed to be the fair value at acquisition date.

For the year ended December 31, 2010, the company’s results of operations had revenues and net losses of $3,488,000 and $1,658,000, respectively, related to 2010 property acquisitions.

2009 Property Acquisitions

On November 19, 2009, the Company acquired a multi-tenant retail and commercial property, Moreno Marketplace, located in Moreno Valley, CA (the “Moreno Property”), for an aggregate purchase price of $12,500,000, plus closing costs. The Company financed the acquisition of the Moreno Property with net proceeds from the Offering and through the issuance of $10,500,000 of notes payable. During the year ended December 31, 2009, the Company expensed $408,000 of acquisition costs related to the acquisition of the Moreno Property.

The purchase price of the Moreno Property was allocated as follows:

Land	$3,080,000
Building & improvements	6,124,000
Tenant improvements	656,000

$9,860,000
Acquired lease intangibles	2,640,000

$12,500,000

Proforma Information

The following condensed proforma financial information is presented as if the 2010 Acquisitions had been consummated as of January 1, 2010 for the proforma year ended December 31, 2010. This proforma information is presented for informational purposes only and may not be indicative of what actual results of operations would have been had the transactions occurred at the beginning of each period, nor does it purport to represent the results of future operations.

The Company estimated that revenues and net loss, on a proforma basis, for the year ended December 31, 2010, would have been $7,503,000 and $2,437,000, respectively.

Minimum Future Rents

Minimum future rents to be received on noncancelable operating leases as of December 31, 2010 for each of the next five years ending December 31 and thereafter is as follows:

2011	$4,903,000
2012	4,577,000
2013	4,271,000
2014	3,907,000
2015	3,326,000
Thereafter	24,439,000

$45,423,000

4.	Acquired Lease Intangibles, Net

Acquired lease intangibles, net consisted of the following at December 31, 2010 and 2009:

	2010	2009
Lease commissions	$2,870,000	$1,169,000
Above market leases	1,690,000	247,000
Leases in place	4,491,000	1,167,000
Leasing and marketing costs	319,000	57,000

	$9,370,000	$2,640,000
Accumulated amortization	(1,245,000)	(23,000)

Acquired lease intangibles, net	$8,125,000	$2,617,000

Estimated amortization expense on acquired lease intangibles and for each of the next five years ending December 31 and thereafter is as follows:

2011	$1,350,000
2012	1,096,000
2013	980,000
2014	868,000
2015	594,000
Thereafter	3,237,000

$8,125,000

For the years ended December 31, 2010 and 2009, amortization expense for acquired lease intangibles was $1,224,000 and $21,000, respectively. The acquired lease intangibles have a weighted average remaining life of 133 and 214 months as of December 31, 2010 and 2009.

Acquired Below Market Leases

Acquired below market leases, net consisted of the following at December 31, 2010 and 2009:

	2010	2009
Below market leases	$(2,890,000)	$—
Accumulated amortization	298,000	—

Total acquired below market leases, net	$2,592,000	$—

For the years ended December 31, 2010 and 2009, amortization income from below market leases was $298,000 and $0, respectively.

5.	Deferred Costs, Net

Deferred costs, net consisted of the following at December 31, 2010 and 2009:

	2010	2009
Financing fees	$1,041,000	$293,000
Accumulated amortization	(368,000)	(39,000)

	673,000	254,000
Organization and offering	1,571,000	1,425,000

Deferred costs, net	$2,244,000	$1,679,000

Deferred financing fees have a weighted average remaining life of 42 and 14 months as of December 31, 2010 and 2009.

Estimated amortization to interest expense of the deferred financing fees as of December 31, 2010 for each of the next five years ending December 31 and thereafter is as follows:

2011	$202,000
2012	202,000
2013	196,000
2014	45,000
2015	28,000
Thereafter	—

$673,000

6.	Equity

Common Stock

Under the Company’s Articles of Amendment and Restatement (the “Charter”), the Company has the authority to issue 400,000,000 shares of common stock. All shares of such stock have a par value of $0.01 per share. On October 16, 2008, the Company sold 22,222 shares of common stock to Sponsor for an aggregate purchase price of $200,000. As of December 31, 2010 and 2009, the Company had sold 2,390,017 and 509,752 shares of common stock in the Offering and through the distribution reinvestment plan, raising gross proceeds of $23,613,000 and $5,009,000, respectively.

The Company’s board of directors is authorized to amend its Charter, without the approval of the stockholders, to increase the aggregate number of authorized shares of capital stock or the number of shares of any class or series that the Company has authority to issue. Our Chief Executive Officer, Anthony W. Thompson, who controls Sponsor, beneficially owns $1,200,000 in shares of the Company’s common stock.

Preferred Stock

The Company’s Charter authorizes it to issue 50,000,000 shares of $0.01 par value preferred stock. As of December 31, 2010 and 2009, no shares of preferred stock were issued and outstanding.

Share Redemption Program

The share redemption program allows for share repurchases by the Company when certain criteria are met by requesting stockholders. Share repurchases will be made at the sole discretion of the Company. The number of shares to be redeemed during any calendar year is limited to no more than (1) 5.0% of the weighted average of the number of shares of its common stock outstanding during the prior calendar year and (2) those that could be funded from the net proceeds from the sale of shares under the dividend reinvestment plan in the prior calendar year plus such additional funds as may be borrowed or reserved for that purpose by the Company’s board of directors. In addition, the Company reserves the right to reject any redemption request for any reason or no reason or to amend or terminate the share redemption program at any time. During the year ended December 31, 2010, the Company redeemed 30,200 shares under its share redemption program, at an average redemption price of $10.00 per share for an aggregate redemption price of approximately $302,000.

Distribution Reinvestment Plan

The Company has adopted a distribution reinvestment plan which allows stockholders to purchase additional shares of common stock through the reinvestment of distributions, subject to certain conditions. The Company registered and reserved 10,526,316 shares of its common stock for sale pursuant to the Offering. For the years ended December 31, 2010 and 2009, $282,000 and $1,000 in distributions were reinvested and 29,065 and 715 shares of common stock were issued under the distribution reinvestment plan.

Distributions

In order to qualify as a REIT, the Company is required to distribute at least 90% of its annual REIT taxable income, subject to certain adjustments, to its stockholders. Until the Company generates sufficient cash flow from operations to fully fund the payment of distributions, some or all of the Company’s distributions will be paid from other sources, including proceeds from the Offering. The amount and timing of cash distributions is determined by the board of directors of the Company and depends on the amount of funds available for distribution, current and projected cash requirements, tax considerations, any limitations imposed by the terms of indebtedness the Company may incur and other factors. As a result, the Company’s distribution rate and payment frequency may vary from time to time. Because the Company may receive income from interest or rents at various times during its fiscal year, distributions may not reflect income earned in that particular distribution period but may be made in anticipation of cash flow which the Company expects to receive during a later quarter and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. Due to these timing differences, the Company may be required to borrow money, use proceeds from the issuance of securities or sell assets in order to make distributions.

On August 13, 2009, the board of directors of the Company approved a monthly cash distribution of $0.05625 per common share, which represented an annualized distribution of $0.675 per share. The commencement of the distribution was subject to the Company having achieved minimum offering proceeds of $2,000,000, the sale of a sufficient number of shares in the Offering to finance an asset acquisition and the identification and completion of an asset acquisition. On November 12, 2009, the Company achieved the minimum offering amount $2,000,000, and on November 19, 2009 the Company completed its first asset acquisition, thus satisfying all of the conditions for the commencement of the monthly distribution.

On May 11, 2010, the board of directors of the Company authorized an increase to the Company’s previously declared monthly cash distribution from $0.05625 to $0.05833 per share of the Company’s common stock, contingent upon the closing of the acquisition of the Waianae Property. The new monthly distribution amount represents an annualized distribution of $0.70 per share of the Company’s common stock and commenced in the calendar month following the closing of the Company’s acquisition of the Waianae Property. The Company closed on the Waianae Property on June 4, 2010, as such the new monthly distribution rate began to accrue effective July 1, 2010.

The following table sets forth the distributions declared and the amounts paid in cash and pursuant to the distribution reinvestment plan for the years ended December 31, 2010 and 2009:

	2010
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total
Total Distributions Declared	$119,000	$200,000	$325,000	$395,000	$1,039,000
Total Per Share Distribution	$0.05625	$0.05625	$0.05833	$0.05833	$0.05729
Annualized Rate Based on
Purchase Price of $10.00 Per Share	6.75%	6.75%	7.0%	7.0%	6.92%

Distribution Payments
Distributions paid with cash (1)	$72,000	$117,000	$199,000	$257,000	$645,000
Distributions reinvested (2)	$18,000	$50,000	$86,000	$122,000	$276,000

				2009
				4th Quarter(3)	Total
Total Distributions Declared				$31,000	$31,000
Total Per Share Distribution				$0.05625	$0.05625
Annualized Rate Based on
Purchase Price of $10.00 Per Share				6.75%	6.75%

Distribution Payments
Distributions paid with cash (1)				$6,000	$6,000
Distributions reinvested (2)				$7,000	$7,000

(1)	Cash distributions were paid on approximately the 15th day of the month following the month declared, as adjusted for weekends and holidays.
(2)	Shares issued pursuant to the distribution reinvestment plan were issued on the first day of the month following the month in which they are declared.
(3)	Distributions commenced in November 2009.

The tax composition of our distributions declared for the years ended December 31, 2010 and 2009 was as follows:

	2010	2009
Ordinary Income	—%	—%
Return of Capital	100%	100%

Total	100%	100%

On December 31, 2010, the board of directors of the Company declared a monthly distribution in the aggregate amount of $136,000, of which $136,000 was accrued as of December 31, 2010 and $91,000 was paid in cash on January 14, 2011 and $45,000 was paid through the dividend reinvestment plan in the form of additional shares issued on January 1, 2011. For the years ended December 31, 2010 and 2009, cash amounts distributed to stockholders were funded from proceeds from the Offering.

7.	Notes Payable

During the years ended December 31, 2010 and 2009, the Company incurred $2,009,000 and $119,000 of interest expense, of which $136,000 and $97,000 was payable at December 31, 2010 and 2009. The following table sets forth information relating to the material borrowings with respect to our properties and our revolving line of credit with KeyBank as of December 31, 2010.

	Maturity Date
	2011	2012	2013	2014	2015	Thereafter	Total	Fair Value(3)
Notes payable
Fixed rate	$535,000	$563,000	$599,000	$635,000	$20,322,000	$3,452,000	$26,106,000	$25,871,000
Weighted-average interest rate (1)	5.66%	5.66%	5.66%	5.66%	5.89%	6.25%	6.11%
Revolving Line of Credit
Variable rate	$1,327,000	$—	$11,966,000 (2)	$—	$—	$—	$13,293,000	$13,293,000
Weighted-average interest rate (1)	5.54%	—	5.50%	—	—	—	5.50%

Total	$1,862,000	$563,000	$12,565,000	$635,000	$20,322,000	$3,452,000	$39,399,000	$39,164,000

(1)	The weighted-average annual effective interest rate represents the effective interest rate at December 31, 2010, using the interest method, that the Company uses to recognize interest expense on its outstanding debt.
(2)	Tranche A of our revolving line of credit with KeyBank has an initial maturity date of December 17, 2013 with an available one-year extension upon satisfying the following requirements; a) the Company provides lender written notice of intent to extend 60-90 days prior to original maturity date, b) no event of default has occurred and c) the Company pays an extension fee five days prior to original maturity date.
(3)	Represents total notes payable, net of unamortized discount of $308,000 and unamortized premium of $73,000.

During the years ended December 31, 2010 and 2009, the Company entered into the following financings:

KeyBank Revolving Credit Facility

On November 12, 2009, we, through our operating partnership entered into a revolving credit agreement, (the “2009 Credit Agreement”), with KeyBank National Association, (“KeyBank”), as administrative agent for itself and the other lenders named in the 2009 Credit Agreement, to establish a revolving credit facility with a maximum aggregate borrowing capacity of up to $15,000,000. The proceeds of the revolving credit facility was available for use by the OP for investments in properties and real estate-related assets, improvement of properties, costs involved in the ordinary course of the OP business and for other general working capital purposes; provided, however, that prior to any funds being advanced to the OP under the revolving credit facility, KeyBank had the authority to review and approve, in its sole discretion, the investments which the OP proposed to make with such funds, and the OP was required to satisfy certain enumerated conditions set forth in the 2009 Credit Agreement, including, but not limited to, limitations on outstanding indebtedness with respect to a proposed property acquisition, a ratio of net operating income to debt service on the prospective property of at least 1.35 to 1.00 and a requirement that the prospective property be 100% owned, directly or indirectly, by the OP. On December 17, 2010, the KeyBank revolving credit facility was repaid in full with proceeds received from the 2010 Credit Facility from Keybank discussed below.

New Credit Facility

On December 17, 2010, we entered into a new revolving credit agreement with KeyBank, (the “2010 Credit Agreement”) to establish a revolving credit facility (the “2010 Credit Facility”) with an initial maximum aggregate commitment of $35,000,000. The 2010 Credit Facility consists of an A tranche (“Tranche A”), with an initial aggregate commitment of $25 million and a B tranche, (“Tranche B”), with an initial aggregate commitment of $10 million. On February 15, 2011, the aggregate commitment of Tranche A increased to $30 million. On June 30, 2011, or such earlier date as requested by the Company, (the “Tranche B Maturity Date”), the aggregate commitment of Tranche A will increase to $35 million and the aggregate commitment of Tranche B will reduce to zero and terminate. From the Tranche B Maturity Date through a date that is 18 months following the earlier to occur of May 15, 2011 or the Tranche B Maturity Date and the repayment of all Tranche B borrowings, the Company will have the right, subject to certain conditions, to request that the amount available under the 2010 Credit Facility (the “Facility Amount”) be increased, in minimum increments of $5 million, by up to $115 million in the aggregate, for a maximum Facility Amount of up to $150 million, (the “Maximum Commitment”). The Company may reduce the Facility Amount at any time, subject to certain conditions, in minimum increments of $5 million, provided that in no event may the Facility Amount, be less than $20 million, unless the commitments are reduced to zero and terminated. If the Company exercises its option to make any such reduction in the Facility Amount, the Company will no longer have the option to increase the Facility Amount up to the Maximum Commitment as described above. The proceeds of the 2010 Credit Facility may be used by the Company for acquisitions, acquisition fees and expenses, development and enhancement of real property, debt refinancing, capital and tenant improvements and working capital, subject to the 2010 Credit Agreement’s covenants regarding use of loan proceeds and the requirement that, as a condition to any borrowing, KeyBank must approve the acquisition of real property or other investment to be made with the proceeds of the borrowing.

Borrowings determined by reference to the Alternative Base Rate (as defined in the 2010 Credit Agreement) bear interest at the lesser of (1) the Alternate Base Rate plus 2.50% per annum in the case of a Tranche A borrowing and 3.25% in the case of a Tranche B borrowing, or (2) the maximum rate of interest permitted by applicable law. Borrowings determined by reference to the Adjusted LIBO Rate (as defined in the 2010 Credit Agreement) bear interest at the lesser of (1) the Adjusted LIBO Rate plus 3.50% per annum in the case of a Tranche A borrowing and 4.25% in the case of a Tranche B borrowing, or (2) the maximum rate of interest permitted by applicable law. The Tranche A maturity date is December 17, 2013. The Company has a one year extension available to it subject to certain conditions as set forth in the credit agreement. The Tranche B maturity date is June 30, 2011.

Borrowings under the 2010 credit agreement are secured by guarantees, granted by Thompson National Properties, LLC, the Company’s sponsor, AWT Family Limited Partnership, and Anthony W. Thompson (the “Tranche B Guarantors”) on a joint and several basis, of the prompt and full payment of all of the obligations, terms and conditions to be paid, performed or observed with respect to any Tranche B borrowings, a security interest granted in favor of KeyBank with respect to all operating, depository (including, without limitation, the deposit account used to receive subscription payments for the sale of equity interests in Offering), escrow and security deposit accounts and all cash management services of the Company, the OP and borrower under the 2010 Credit Agreement; and a deed of trust, assignment agreement, security agreement and fixture filing in favor of KeyBank, with respect to the Moreno Property and San Jacinto Property.

In connection with our entry into the 2010 Credit Agreement the Company existing indebtedness under the 2009 credit agreement secured by the Moreno Property and San Jacinto Property, was repaid in full with a Tranche A and Tranche B borrowing in the amount of approximately $11,966,000 and $1,826,000, respectively, and all liens securing such indebtedness were terminated. Additionally, the guaranty executed by Anthony W. Thompson in connection with the indebtedness secured by the Moreno Property was terminated.

As of December 31, 2010, the outstanding balance under the 2010 credit agreement was $13.3 million and $21.7 million was available, subject to KeyBank’s review and approval. The 2010 credit agreement and certain notes payable contain customary affirmative, negative and financial covenants, including, but not limited to, requirements for minimum net worth, debt service coverage and leverage. The Company obtained a waiver from KeyBank for the period ended December 31, 2010, due to the variable rate debt covenant requirement that our variable rate debt would not exceed 15% of our total debt outstanding. The Company plans to acquire an interest rate cap to allow us to meet the covenant requirement. Subject to the waiver received from KeyBank on the variable rate debt covenant, The Company believes it was in compliance with the financial covenants of the credit facility as of December 31, 2010.

Moreno Property Loan

In connection with the acquisition of the Moreno Property, on November 19, 2009, TNP SRT Moreno Marketplace, LLC (“TNP SRT Moreno”) borrowed $9,250,000 from KeyBank pursuant to a promissory note, (the “Moreno Property Note”), secured by the Moreno Property. On December 17, 2010, the Moreno Property Note was repaid in full with proceeds received from the 2010 Credit Facility discussed above. As of December 31, 2010 and 2009, there was $0 and $9,240,000 outstanding on the Moreno Property loan.

Convertible Note

In connection with the acquisition of the Moreno Property on November 19, 2009, TNP SRT Moreno borrowed $1,250,000 from Moreno Retail Partners, LLC (“MRP”), pursuant to a subordinated convertible promissory note, (the “Convertible Note”). The entire outstanding principal balance of the Convertible Note, plus any accrued and unpaid interest, is due and payable in full on November 18, 2015. Interest on the outstanding principal balance of the Convertible Note accrues at a rate of 8% per annum, payable quarterly in arrears. TNP SRT Moreno may, at any time and from time to time, prepay all or any portion of the then outstanding principal balance of the Convertible Note without premium or penalty. The Convertible Note provides for customary events of default, including, without limitation, payment defaults and insolvency and bankruptcy related defaults. Upon an uncured event of default, MRP may declare all amounts due under the convertible note immediately due and payable in full.

During 2010, neither TNP SRT Moreno nor MRP elected to convert the unpaid principal balance due on the Convertible Note into a capital contribution by MRP to TNP SRT Moreno. Because the Convertible Note was not converted, TNP SRT Moreno paid Advisor an additional acquisition fee of $110,000, which is included in acquisition expense for the year ended December 31, 2010. As of December 31, 2010 and 2009, there was $1,250,000 outstanding on the Convertible Note.

Assumption of Waianae Loan

In connection with the acquisition of the Waianae Property, TNP SRT Waianae Mall, LLC (“TNP SRT Waianae”), the seller of the Waianae Property (“Seller”) and Bank of America N.A., successor by merger to LaSalle Bank National Association, as trustee for Morgan Stanley Capital I Inc., Commercial Pass-Through Certificates, Series 2006-IQ11 (“Lender”) entered into a Note and Mortgage Assumption Agreement, (the “Waianae Assumption Agreement”). The Waianae Assumption Agreement provided for TNP SRT Waianae’s assumption of all of the Seller’s indebtedness and obligations under the loan agreement, dated September 19, 2005, by and between the Seller and Lender (as amended by the Waianae Assumption Agreement, the “Loan Agreement”) and the other loan documents related to the existing indebtedness on the Waianae Property (the “Waianae Loan”), (collectively, as amended, the “Loan Documents”). Pursuant to the Waianae Assumption Agreement, on the closing date, TNP SRT Waianae paid the Lender an assumption fee of $104,000, or 0.5% of the outstanding principal balance of the Waianae Loan, and a modification fee of $31,000, or 0.15% of the outstanding principal balance of the Waianae Loan. The Waianae Assumption Agreement also provides for a release by each of Seller and TNP SRT Waianae and their respective successors and assigns (collectively, the “Borrower Parties”) of Lender and its affiliates, officers, directors, employees and representatives from any debts, claims or causes of action of any kind which any Borrower Party has, including, without limitation, matters relating to the Waianae Loan or the Waianae Property.

The original principal amount of the Waianae Loan was $22,200,000 and the outstanding principal balance of the Waianae Loan as of the closing date was approximately $20,741,000. The entire unpaid principal balance of the Waianae Loan and all accrued and unpaid interest thereon is due and payable in full on October 5, 2015, (the “Maturity Date”). Pursuant to the Loan Agreement, TNP SRT Waianae makes monthly debt service payments on the Waianae Loan in an amount equal to $125,000, which amount is calculated based upon an interest rate equal to

5.3922% per annum (the “Interest Rate”) and a 360-month amortization schedule. After the occurrence of and during the continuance of any event of default under the Loan Documents, the unpaid principal balance of the Waianae Loan and all accrued and unpaid interest thereon will bear interest at a rate per annum equal to the lesser of (i) the maximum rate permitted by applicable law and (ii) the Interest Rate plus 5.0%, compounded monthly. As of December 31, 2010, there was $20,531,000 outstanding on the Waianae Loan.

Assumption of Northgate Loan

In connection with the acquisition of the Northgate Property, TNP SRT Northgate Plaza Tucson, LLC (TNP SRT Northgate), the seller of the Northgate Property (the “Northgate Seller”), and Thrivent Financial for Lutherans (“the Northgate Lender”) entered into an Assumption And Second Modification Agreement (the “Northgate Assumption Agreement”). The Northgate Assumption Agreement provides for TNP SRT Northgate’s assumption of all of the Seller’s indebtedness and obligations under the amended and restated promissory note, dated June 22, 2004, by and between the Northgate Seller and Northgate Lender and the other existing indebtedness on the Northgate Property, (the “Northgate Loan”) (collectively, as amended, the “Northgate Loan Documents”). Pursuant to the Northgate Assumption Agreement, on the closing date, TNP SRT Northgate paid the Northgate Lender an assumption fee of approximately $44,000, or 1.0% of the outstanding principal balance of the Northgate Loan. The Northgate Assumption Agreement provides for a release of the Seller and Daniel Kivel and Alvin Kivel, the original guarantors of the Seller’s obligations under the Northgate Loan, (the “Original Guarantors”), from any liability to the Northgate Lender of any kind under the Northgate Loan Documents with respect to matters which occur subsequent to the closing date of the acquisition of the Northgate Property. The Northgate Assumption Agreement also provides that TNP SRT Northgate will indemnify, defend and hold harmless the Northgate Seller, the Original Guarantors and the Northgate Lender from any and all claims, liabilities, losses or expenses incurred by the Seller, the Original Guarantors or the Northgate Lender arising out of events occurring on or after the Closing Date relating to the Northgate Loan Documents or the Northgate Property.

The original principal amount of the Northgate Loan was $5,300,000 and the outstanding principal balance of the Northgate Loan as of the closing date was approximately $4,398,000. The entire unpaid principal balance of the Northgate Loan and all accrued and unpaid interest thereon is due and payable in full on July 15, 2027. Pursuant to the Northgate Loan Documents, TNP SRT Northgate makes monthly payments of interest and principal on the Northgate Loan in an amount equal to approximately $35,000, which amount is calculated based upon an interest rate equal to 6.25% per annum and a 360-month amortization schedule. As of December 31, 2010, there was $4,325,000 outstanding on the Northgate Loan.

San Jacinto Loan

TNP SRT San Jacinto, LLC (“TNP SRT San Jacinto”) financed the payment of the purchase price for the San Jacinto Property with the proceeds of a loan under the 2009 Credit Agreement, evidenced by a revolving credit note, in the aggregate principal amount of $6,600,000, (the “San Jacinto Loan”). On December 17, 2010, the San Jacinto Loan was repaid with proceeds received from the 2010 Credit Facility. As of December 31, 2010, there was $4,063,000 outstanding on Tranche A and Tranche B of the 2010 Credit Facility allocated to the San Jacinto Property.

8.	Earnings Per Share

Basic earnings per share (“EPS”) is computed by dividing net income (loss) attributable to stockholders by the weighted average number of shares outstanding during each period. Diluted EPS is computed after adjusting the basic EPS computation for the effect of dilutive common equivalent shares outstanding during the period. The effect of non-vested shares, if dilutive, is computed using the treasury stock method. The Company applies the two-class method for determining EPS as its outstanding unvested shares with non-forfeitable dividend rights are considered participating securities. The Company’s excess of distributions over earnings related to participating securities are shown as a reduction in income (loss) attributable to stockholders in the Company’s computation of EPS.

The following table sets forth the computation of the Company’s basic and diluted (loss) earnings per share:

	For the years ended December 31,
	2010	2009
Numerator for basic and diluted (loss) earnings per share calculations:
Net loss	$(4,392,000)	$(1,200,000)
Less: Net loss attributable to noncontrolling interest	5,000	—

Net loss attributable to common stockholders	(4,387,000)	(1,200,000)
Less: Allocation to participating securities	(5,000)	(1,000)

Net loss attributable to common stockholders	$(4,392,000)	$(1,201,000)

Denominator for basic and diluted (loss) earnings per share calculations:
Weighted average shares outstanding — basic	1,483,179	71,478
Effect of dilutive shares:
Non-vested shares	—	—

Weighted average shares outstanding — diluted	1,483,179	71,478

Amounts attributable to common stockholders per share — basic and diluted:
Continuing operations	$(3.03)	$(17.29)
Discontinued operations	$0.07	$0.15

Unvested shares from share–based compensation that were anti-dilutive	7,233	1,342

9.	Related Party Arrangements

Advisor and certain affiliates of Advisor receive fees and compensation in connection with the Offering, and the acquisition, management and sale of the Company’s real estate investments.

TNP Securities, LLC (“Dealer Manager”), the dealer manager of the Offering and an affiliate of Sponsor, receives a commission of up to 7.0% of gross offering proceeds. Dealer Manager may reallow all or a portion of such sales commissions earned to participating broker-dealers. In addition, the Company pays Dealer Manager a dealer manager fee of up to 3.0% of gross offering proceeds, a portion of which may be reallowed to participating broker-dealers. No selling commissions or dealer manager fee are paid for sales under the Company’s distribution reinvestment plan. For the years ended December 31, 2010 and 2009, the Company incurred sales commissions and dealer manager fees of $2,068,000 and $376,000 to our Dealer Manager and $0 and $44,000 of sales commissions and dealer manager fees were included in amounts due to affiliates.

Advisor will receive up to 3.0% of the gross offering proceeds for reimbursement of actual organization and offering expenses. Advisor will be responsible for the payment of organization and offering expenses, other than selling commissions and dealer manager fees, and to the extent they exceed 3.0% of gross offering proceeds, without recourse against or reimbursement by the Company. As of December 31, 2010, the Company had incurred $2,068,000 in selling commissions and dealer manager fees to the Dealer Manager, $2,265,000 in organization and offering costs (of which $555,000 are offering expenses that are recorded as a reduction to equity, $116,000 are organizational expenses that are recorded in general administrative expense, and $1,571,000 are recorded as deferred organization and offering costs and in accounts payable due to affiliates as the amount of organization and offering costs had exceeded 3% of gross offering proceeds), $1,353,000 in acquisition expenses and $204,000 in asset management fees.

As of December 31, 2009, the Company had incurred $420,000 in selling commissions and dealer manager fees to the Dealer Manager, $1,579,000 in organization and offering costs (of which $122,000 are offering expenses that are recorded as a reduction to equity, $32,000 are organizational expenses that are recorded in general administrative expense, and $1,425,000 are recorded as deferred organization and offering costs and in accounts payable due to affiliates as the amount of organization and offering costs had exceeded 3% of gross offering proceeds), $408,000 in acquisition expenses and $9,000 in asset management fees.

Advisor, or its affiliates, will also receive an acquisition fee equal to 2.5% of (1) the cost of investments the Company acquires or (2) the Company’s allocable cost of investments acquired in a joint venture. For the years ended December 31, 2010 and 2009, the Company incurred acquisition fees of $1,021,000 and $202,000 to Advisor and there were no acquisition fees included in amounts due to affiliates.

The Company pays TNP Property Manager, LLC (“TNP Manager”), its property manager and an affiliate of Advisor, a market-based property management fee of up to 5.0% of the gross revenues generated by the properties in connection with the operation and management of properties. TNP Manager may subcontract with third party property managers and will be responsible for supervising and compensating those property managers. For the years ended December 31, 2010 and 2009, property management fees incurred were $204,000 and $5,000 to TNP Manager and $16,000 and $5,000 were included in amounts due to affiliates.

The Company will pay Advisor a monthly asset management fee of one-twelfth of 0.6% on all real estate investments the Company acquires; provided, however, that Advisor will not be paid the asset management fee until the Company’s funds from operations exceed the lesser of (1) the cumulative amount of any distributions declared and payable to the Company’s stockholders or (2) an amount that is equal to a 10.0% cumulative, non-compounded, annual return on invested capital for the Company’s stockholders. If Advisor or its affiliates provides a substantial amount of services, as determined by the Company’s independent directors, in connection with the sale of a real property, Advisor or its affiliates also will be paid disposition fees up to 50.0% of a customary and competitive real estate commission, but not to exceed 3.0% of the contract sales price of each property sold. For the years ended December 31, 2010 and 2009, asset management fees incurred were $204,000 and $9,000 to Advisor and $213,000 and $9,000 were included in amounts due to affiliates.

The Company reimburses Advisor for the cost of administrative services, including personnel costs and its allocable share of other overhead of the Advisor such as rent and utilities; provided, however, that no reimbursement shall be made for costs of such personnel to the extent that personnel are used in transactions for which Advisor receives a separate fee or an officer of Advisor. For the years ended December 31, 2010 and 2009, administrative services incurred were $177,000 and $36,000 to Advisor and $23,000 and $0 were included in amounts due to affiliates.

Our Chief Executive Officer, Anthony W. Thompson, who controls our Sponsor, beneficially owns $1,200,000 in shares of our common stock.

For the years ended December 31, 2010 and 2009, Advisor incurred $0 and $388,000 in costs on behalf of the Company prior to achieving the minimum offering amount and $0 and $40,000 were included in amounts due to affiliates.

The Company will reimburse Advisor for all expenses paid or incurred by Advisor in connection with the services provided to the Company, subject to the limitation that the Company will not reimburse Advisor for any amount by which its operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of: (1) 2% of its average invested assets, or (2) 25% of its net income determined without reduction for any additions to depreciation, bad debts or other similar non-cash expenses and excluding any gain from the sale of the Company’s assets for that period (the “2%/25% guidelines”). Notwithstanding the above, the Company may reimburse Advisor for expenses in excess of this limitation if a majority of the independent directors determines that such excess expenses are justified based on unusual and nonrecurring factors. For the year ended December 31, 2009, the Company we could not yet evaluate whether our operating expenses had exceeded the 2%/25% guidelines because it had only been conducting our operations since November 2009. For the year ended December 31, 2010, the Company’s total operating expenses exceeded the 2%/25% Guideline.

For the year ended December 31, 2010, the Company’s total operating expenses exceeded the 2%/25% guideline by $589,000. On February 25, 2011, the independent directors unanimously determined the excess amount of operating expenses for the fiscal year ended December 31, 2010 was justified because (1) the amounts reflect legitimate operating expenses necessary for the operation of the Company’s business, (2) the Company is currently in our acquisition and development stage, (3) certain of the Company’s properties are not yet stabilized, and (4) the Company is continuing to raise capital in the Offering, but the expenses incurred as a result of being a public company (including for audit and legal services, director and officer liability insurance and fees for directors) are disproportionate to the Company’s average invested assets and net income and such expenses will benefit the Company and its stockholders in future periods. The independent directors further resolved, however, that Advisor will be required to repay the Company any portion of such excess amount to the extent that, as of the termination of the advisory agreement, the Company’s aggregate operating expenses as of such date exceed the 2%/25% guideline for all prior periods.

If Advisor or its affiliates provides a substantial amount of services, as determined by the Company’s independent directors, in connection with the sale of a real property, Advisor or its affiliates also will be paid disposition fees up to 50.0% of a customary and competitive real estate commission, but not to exceed 3.0% of the contract sales price of each property sold.

The Company will pay Advisor 2.5% of the amount funded by the Company to acquire or originate real estate-related loans, including third party expenses related to such investments and any debt used to fund the acquisition or origination of the real estate-related loans. There were no loan origination fees earned by Advisor for the years ended December 31, 2010 and 2009.

As part of the Waianae Property acquisition, Mr. Thompson guaranteed the assumed Waianae Loan discussed in Note 7. For consideration of such service, the Company paid Mr. Thompson an initial guaranty fee of $25,000 and will pay an annual guaranty fee equal to 0.25% multiplied by 10.0% of the weighted average amount of borrowings outstanding under the Waianae Loan during each period of twelve consecutive months beginning on June 4, 2010, or such shorter period if the Waianae Loan is paid in full prior to the end of such twelve months. As of December 31, 2010 and December 31, 2009, $1,000 and $0, respectively, were recorded in amounts due to related parties.

As part of the Moreno Property acquisition, Mr. Thompson guaranteed the Moreno Property Note discussed in Note 7. For consideration of such service, the Company paid Mr. Thompson an initial guaranty fee of $25,000 and will pay an annual guaranty fee equal to 0.25% multiplied by 36.26% of the weighted average amount of borrowings outstanding under the Moreno Property Note during each period of twelve consecutive months beginning on November 19, 2009, or such shorter period if the Moreno Property Note is paid in full prior to the end of such twelve months. As of December 31, 2010 and December 31, 2009, $3,000 and $0, respectively, were recorded in amounts due to related parties.

As part of the 2009 and 2010 Credit Agreements, the Sponsor guaranteed each of the 2009 and 2010 Credit Agreements discussed in Note 7. For consideration of such service, the Company paid the Sponsor an initial guaranty fee of $25,000 in each case and has paid and will pay an annual guaranty fee equal to 0.25% multiplied by the weighted average amount of borrowings outstanding during the term of the respective Credit Agreements. As of December 31, 2010 and 2009, $7,000 and $0, respectively, were recorded in amounts due to related parties.

10.	Incentive Award Plan

The Company adopted an incentive plan (the “Incentive Award Plan”) that provides for the grant of equity awards to its employees, directors and consultants and those of the Company’s affiliates on July 7, 2009. The Incentive Award Plan authorized the grant of non-qualified and incentive stock options, restricted stock awards, restricted stock units, stock appreciation rights, dividend equivalents and other stock-based awards or cash-based awards. The Company has reserved 2,000,000 shares of common stock for stock grants pursuant to the Incentive Award Plan. The Company granted each of its current independent directors an initial grant of 5,000 shares of restricted stock (the “initial restricted stock grant”) following the Company’s raising of the $2,000,000 minimum offering amount on November 12, 2009. Each new independent director that subsequently joins the board of directors will receive an initial restricted stock grant on the date he or she joins the board of directors. In addition, on the date of each of the Company’s annual stockholders meetings at which an independent director is re-elected to the board of directors, he or she will receive 2,500 shares of restricted stock. On July 22, 2010 we issued 2,500 shares of restricted stock to each of our three independent directors in connection with each director’s reelection to the board of directors at our 2010 Annual Meeting of Stockholders. The restricted stock will vest and become non-forfeitable as to one-third of the shares on the grant date and as to one-third of the shares on each of the first two anniversaries of the grant date. The restricted stock will become fully vested and non-forfeitable in the event of an independent directors’ termination of service due to his or her death or disability, or upon the occurrence of a change in control of the Company.

For the years ended December 31, 2010 and 2009, the Company recognized compensation expense of $78,000 and $50,000, respectively, related to the restricted common stock grants, which is included in general and administrative in the accompanying consolidated statements of operations. Shares of restricted common stock have full voting rights and rights to dividends.

As of December 31, 2010 and 2009, there was $75,000 and $85,000, of total unrecognized compensation expense related to nonvested shares of restricted common stock. As of December 31, 2010 and 2009, this expense is expected to be realized over a remaining period of 1.56 and 1.87 years.

As of December 31, 2010 and 2009, the fair value of the nonvested shares of restricted common stock was $90,000 and $90,000. A summary of the status of the nonvested shares of restricted common stock as of December 31, 2010 and 2009, and the changes for the year ended December 31, 2010 and 2009, is presented below:

	Restricted Common Stock	Weighted Average Grant Date Fair Value
Balance — December 31, 2008	$—	$—
Granted	15,000	9.00
Vested	(5,000)	9.00

Balance — December 31, 2009	10,000	9.00
Granted	7,500	9.00
Vested	(7,500)	9.00

Balance — December 31, 2010	$10,000	$9.00

11.	Subordinated Participation Interest

Pursuant to the Limited Partnership Agreement for the OP, the holders of the Special Units will be entitled to distributions from the OP in an amount equal to 15.0% of net sales proceeds received by the OP on dispositions of its assets and dispositions of real properties by joint ventures or partnerships in which the OP owns a partnership interest, after the other holders of common units, including the Company, have received, in the aggregate, cumulative distributions from operating income, sales proceeds or other sources, equal to their capital contributions plus a 10.0% cumulative non-compounded annual pre-tax return thereon. The Special Units will be redeemed for the above amount upon the earliest of: (1) the occurrence of certain events that result in the termination or non-renewal of the advisory agreement or (2) a listing liquidity event.

12.	Tax Treatment of Distributions

The Company’s distributions in excess of its taxable income, including distributions reinvested, have resulted in a return of capital to the Company’s stockholders for federal income tax purposes. The tax treatment for distributions reportable for the years ended December 31, 2010 and 2009 was 100% return of capital.

13.	Selected Quarterly Financial Data (Unaudited)

Set forth below is the unaudited selected quarterly financial data. The Company believes that all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly, and in accordance with GAAP, the unaudited selected quarterly financial data when read in conjunction with the Company’s consolidated financial statements.

	Quarters Ended
	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010
Revenues	$2,000,000	$1,770,000	$591,000	$272,000
Expenses	3,098,000	3,184,000	1,978,000	870,000

Loss before other income (expense) and discontinued operations	1,098,000	1,414,000	1,387,000	598,000
Interest income	—	1,000	1,000	2,000
Income from discontinued operations	36,000	27,000	19,000	19,000

Net loss	$1,062,000	$1,386,000	$1,367,000	$577,000
Net loss attributable to noncontrolling interest	—	1,000	1,000	3,000

Net loss attributable to stockholders	$1,062,000	$1,385,000	$1,366,000	$574,000
Net earnings (loss) per share
Continuing operations	$(0.50)	$(0.77)	$(1.20)	$(0.84)
Discontinued operations	$0.02	$0.01	$0.02	$0.03
Weighted average number of shares outstanding	2,240,158	1,837,011	1,159,403	709,573

	Quarters Ended
	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009
Revenues	$128,000	$—	$—	$—
Expenses	1,252,000	89,000	—	—

Loss before other income (expense) and discontinued operations	1,124,000	89,000	—	—
Interest income	2,000	—	—	—
Income from discontinued operations	11,000	—	—	—

Net loss	$1,111,000	$89,000	$—	$—
Net earnings (loss) per share
Continuing operations	$(5.29)	$(4.01)	$—	$—
Discontinued operations	$0.05	$—	$—	$—
Weighted average number of shares outstanding	217,640	22,222	22,222	22,222

14.	Fair Value of Financial Instruments

Fair value is defined as the price that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The disclosure for assets and liabilities measured at fair value requires allocation to a three-level valuation hierarchy. This valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. Categorization within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The Company believes that the carrying values reflected on its consolidated balance sheets reasonably approximate the fair values for cash and cash equivalents, accounts receivable, and all liabilities, due to their short-term nature, except for our notes payable, which are disclosed below:

At December 31, 2010	Total Value (1)	Fair Value (2)
Notes Payable	$39,399,000	$39,164,000

At December 31, 2009	Total Value (1)	Fair Value (2)
Notes Payable	$10,490,000	$10,490,000

(1)	The total value of the Company’s notes payable represents outstanding principal as of December 31, 2010 and 2009.
(2)	The fair value of the Company’s notes payable represents outstanding principal as of December 31, 2010 and 2009, net of unamortized discount and premium.

15.	Subsequent Events

Status of Offering

The Company commenced the Offering of up to $1,100,000,000 in shares of its common stock on August 7, 2009. As of March 25, 2011, the Company had accepted investors’ subscriptions for, and issued, 2,732,589 shares of the Company’s common stock, including shares issued pursuant to our distribution reinvestment plan, resulting in gross offering proceeds of $26,973,000.

Distributions Declared

On December 31, 2010, the Company’s board of directors declared a monthly distribution in the aggregate of $136,000, of which $91,000 was paid in cash on January 14, 2011 and $45,000 was paid through the Company’s distribution reinvestment plan in the form of additional shares issued on January 1, 2011. On January 31, 2011, the Company’s board of directors declared a monthly distribution in the aggregate of $141,000, of which $94,000 was paid in cash on February 13, 2011 and $47,000 was paid through the Company’s distribution reinvestment plan in the form of additional shares issued on February 1, 2011. On February 28, 2011, the Company’s board of directors declared a monthly distribution in the aggregate of $146,000, of which $97,000 was paid in cash on March 14, 2011 and $49,000 was paid through the Company’s distribution reinvestment plan in the form of additional shares issued on March 1, 2011.

2011 Property Acquisition

On March 30, 2011, the Company acquired through a wholly owned subsidiary of the OP Craig Promenade, a necessity retail center in North Las Vegas, Nevada. Craig Promenade is comprised of 109,250 square feet which includes 91,750 rentable square feet and two land parcels consisting of 17,500 buildable square feet that can be sold, ground leased or developed. Craig Promenade was constructed in 2005, is 77.5% leased and anchored by Big Lots, a national retailer. Other nationally recognized tenants include Carl’s Jr., Popeyes Louisiana Kitchen and MetroPCS Communications, Inc. The Company purchased the Craig Promenade for an aggregate purchase price of $12,800,000. The Company financed the purchase price of the Craig Promenade with (1) proceeds from our initial public offering and (2) approximately $8,750,000 of indebtedness under the 2010 Credit Facility.

Approval of Certain Total Operating Expenses

For the year ended December 31, 2010, the Company’s total operating expenses exceeded the 2%/25% limitation by $589,000. On February 25, 2011, the Company’s independent directors unanimously determined the excess amount of operating expenses for the fiscal year ended December 31, 2010 to be justified because (1) the amounts reflect legitimate operating expenses necessary for the operation of the Company’s business, (2) the Company is currently in its acquisition and development stage, (3) certain of the Company’s properties are not yet stabilized, and (4) the Company is continuing to raise capital in the Offering but the expenses incurred as a result of being a public company (including for audit and legal services, director and officer liability insurance and fees for directors) are disproportionate to the Company’s average invested assets and net income and such expenses will benefit the Company and its stockholders in future periods. The independent directors further resolved, however, that Advisor would be required to repay us any portion of such excess amount to the extent that, as of the termination of the advisory agreement, the Company’s aggregate operating expenses as of such date exceed the 2%/25% limitation for all prior periods.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, on January 23, 2011, Christopher S. Cameron notified the Company of his resignation as the Chief Financial Officer, Treasurer and Secretary of the Company, effective April 1, 2011. On February 25, 2011, in connection with the Company’s appointment of his successor (as discussed below), Mr. Cameron notified the Company that his resignation as the Chief Financial Officer, Treasurer and Secretary of the Company will take effect on March 14, 2011 (the “Effective Date”), as opposed to April 1, 2011 as previously reported. Mr. Cameron’s resignation as Chief Financial Officer, Treasurer and Secretary of the Advisor will also take effect on the Effective Date.

On February 25, 2011, the Company appointed James R. Wolford to serve as the Chief Financial Officer, Treasurer and Secretary of the Company and Advisor, effective as of the Effective Date.

On March 24, 2011, Arthur M. Friedman notified the Company of his resignation as a director of the Company and as Chairman of the Audit Committee of the Company, effective April 1, 2011. Mr. Friedman’s decision to resign was not due to any disagreement with the Company relating to the Company’s operations, policies or practices.

16.	Discontinued Operations

During the three months ended June 30, 2011, the Company classified certain properties held-for-sale as discontinued operations. Accordingly, the Company has reclassified the results of operations related to these properties to discontinued operations for the years ended December 31, 2010 and 2009.

The components of income and expense relating to discontinued operations for the years ended December 31, 2010 and 2009 are shown below.

	Year Ended December 31,
	2010	2009
Discontinued operations:
Revenues from rental property	$190,000	$17,000
Rental property expenses	38,000	4,000
Depreciation and amortization	51,000	2,000

Income from discontinued operations	$101,000	$11,000

TNP Strategic Retail Trust, Inc. and Subsidiaries

SCHEDULE III — REAL ESTATE OPERATING PROPERTIES AND ACCUMULATED

DEPRECIATION

December 31, 2010

		Initial Cost to Company			Gross Amount at Which Carried at Close of Period
	Encumbrances	Land	Building, Improvements and Fixtures	Cost Capitalized Subsequent to Acquisition	Land	Building, Improvements and Fixtures	Total	Accumulated Depreciation	Acquisition Date
Moreno Marketplace	$10,480,000	$3,080,000	$6,780,000	$12,000	$3,080,000	$6,792,000	$9,872,000	$295,000	11/19/2009
Waianae Mall	$20,223,000	$10,586,000	$13,400,000	$1,000	$10,586,000	$13,401,000	$23,987,000	$584,000	6/4/2010
Northgate Plaza	$4,398,000	$3,799,000	$3,302,000	$130,000	$3,799,000	$3,432,000	$7,231,000	$118,000	7/6/2010
San Jacinto	$4,063,000	$2,979,000	$2,773,000	$—	$2,979,000	$2,773,000	$5,752,000	$48,000	8/11/2010

Total	$39,164,000	$20,444,000	$26,255,000	$143,000	$20,444,000	$26,398,000	$46,842,000	$1,045,000

	December 31, 2010	December 31, 2009	December 31, 2008
Real estate:
Balance at the beginning of the year	$9,860,000	$—	$—
Acquisitions	36,838,000	9,860,000	—
Improvements	144,000	—	—

Balance at the end of the year	$46,842,000	$9,860,000	$—

Accumulated depreciation:
Balance at the beginning of the year	$28,000	$—	$—
Depreciation expense	1,017,000	28,000	—

Balance at the end of the year	$1,045,000	$28,000	$—

See accompanying report of independent registered public accounting firm.